FOR IMMEDIATE RELEASE
Contact: Andrew Gordon, President & CEO
Telephone: (718) 832-0800

Coffee Holding Co., Inc. Reports First Quarter Earnings

BROOKLYN, New York - March 16, 2007. Coffee Holding Co., Inc. (AMEX:JVA) today announced its operating results for the three months ended January 31, 2007. In this release, the Company:

•	Reports net sales of $12,635,112 for the three months ended January 31, 2007;

•	Reports net income of $309,684 for the three months ended January 31, 2007; and

•	Reports net income of $0.06 per share (basic and diluted) for the three months ended January 31, 2007.

Net income was $309,684, or $.06 per share (basic and diluted), for the three months ended January 31, 2007 compared to net income of $519,638, or $.09 per share (basic and diluted), for the three months ended January 31, 2006. The decrease primarily reflects losses related to our Café La Rica joint venture, including a $63,939 equity loss, a $33,000 writedown in the investment in the joint venture and a $242,000 writedown in amounts due from the joint venture. These losses reduced our net income by $338,939, or $0.04 per share, for the three months ended January 31, 2007.

“An overall strong quarter was tarnished once again by the disappointing situation with our Florida joint venture,” said Andrew Gordon, President and Chief Executive Officer. “As a result, we have chosen to dissolve the joint venture and must now attempt to recoup our assets. However, once this problem is resolved, we will explore other avenues to build our Florida and southeast business base.”

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2007 AND OCTOBER 31, 2006

	January 31, 2007	October 31, 2006
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$1,827,523	$1,112,165
Commodities held at broker	2,954,528	4,330,489
Accounts receivable, net of allowance for doubtful accounts of $420,349 for 2007 and 2006, respectively	4,343,394	6,534,848
Inventories	3,461,025	2,899,543
Prepaid expenses and other current assets	244,182	328,544
Prepaid and refundable taxes	45,331	302,003
Deferred tax asset	442,000	221,000
TOTAL CURRENT ASSETS	13,317,983	15,728,592

Property and equipment, at cost, net of accumulated depreciation of $4,219,039 and $4,159,274 for 2007 and 2006, respectively	2,170,413	2,138,951
Investment in joint venture	311,858	408,798
Due from joint venture, less reserve of $242,000	289,890	73,658
Deposits and other assets	803,019	631,859
TOTAL ASSETS	$16,893,163	$18,981,858

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,961,239	$4,828,689
Line of credit borrowings	985,219	2,542,881
TOTAL CURRENT LIABILITIES	4,939,630	7,371,570

Deferred income tax liabilities	4,100	12,300
Deferred compensation payable	291,217	256,284
TOTAL LIABILITIES	5,241,775	7,640,154

MINORITY INTEREST	-	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued and outstanding for 2007 and 2006	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	4,318,835	4,009,151
TOTAL STOCKHOLDERS' EQUITY	11,651,388	11,341,704
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,893,163	$18,981,858

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(Unaudited)

	2007	2006
NET SALES	$12,635,112	$13,844,845

COST OF SALES	10,466,517	11,519,402

GROSS PROFIT	2,168,595	2,325,443

OPERATING EXPENSES:
Selling and administrative	1,390,690	1,282,837
Writedown of amount due from joint venture	242,000	-
Officers’ salaries	117,012	135,975
TOTALS	1,749,702	1,418,812

INCOME FROM OPERATIONS	418,893	906,631

OTHER INCOME (EXPENSE)
Interest income	34,116	30,566
Equity in loss of joint venture	(63,939)	-
Writedown of investment in joint venture	(33,000)	-
Management fee income	12,026	-
Interest expense	(24,232)	(15,459)
	(75,029)	15,107

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST IN SUBSIDIARY	343,864	921,738

Provision for income taxes	37,850	402,100

INCOME BEFORE MINORITY INTEREST	306,014	-

Minority interest in subsidiary	3,670	-

NET INCOME	$309,684	$519,638

Basic and diluted earnings per share	$.06	$.09

Weighted average common shares outstanding:
Basic	5,529,830	5,529,830
Diluted	5,599,830	5,593,250

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2007 AND 2006
(Unaudited)

	2007	2006
OPERATING ACTIVITIES:
Net income	$309,684	$519,638
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	60,630	112,817
Writedown of amount due from joint venture	242,000	-
Loss from joint venture	63,939	-
Writedown of investment in joint venture	33,000	-
Deferred taxes	(229,200)	29,300
Changes in operating assets and liabilities:
Commodities held at broker	1,375,961	321,531
Accounts receivable	1,916,454	754,940
Inventories	(561,482)	1,039,687
Prepaid expenses and other assets	84,362	(64,734)
Prepaid and refundable income taxes	256,672	-
Accounts payable and accrued expenses	(867,450)	(1,038,711)
Deferred compensation payable	-	33,981
Due from joint venture	(183,232)	-
Deposits and other assets	(136,227)	-
Income taxes payable	-	69,250
Net cash provided by operating activities	2,365,111	1,777,699

INVESTING ACTIVITIES:
Purchases of property and equipment	(92,091)	(74,196)
Net cash (used in) investing activities	(92,091)	(74,196)

FINANCING ACTIVITIES:
Advances under bank line of credit	11,103,226	10,317,070
Principal payments under bank line of credit	(12,660,888)	(10,909,112)
Principal payments of obligations under capital leases	-	(1,329)
Net cash used in financing activities	(1,557,662)	(593,371)

NET INCREASE IN CASH	715,358	1,110,132

Cash, beginning of year	1,112,165	735,468

CASH, END OF PERIOD	$1,827,523	$1,845,600

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$18,642	$13,176
Income taxes paid	$3,550	$299,321